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EXHIBIT 10.2

SEVERANCE/CHANGE OF CONTROL AGREEMENT
Patrick M. Fahey

    This Agreement dated November 21, 2000, by and between PACIFIC NORTHWEST BANCORP and PACIFIC NORTHWEST BANK (hereinafter referred to jointly as the "Company") and PATRICK M. FAHEY (the "Executive"):

    WHEREAS, the Executive is presently employed by the Company in the capacity of President and Chief Executive Officer; and

    WHEREAS, the Company wishes to assure itself of continuity of management in the event of a Change of Control of the Company, and

    WHEREAS, the Executive wishes to continue to serve the Company but desires assurance that he will be protected in the event of termination of his employment without cause or a Change of Control;

    NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

    1.  Severance Benefits.

      (a) If the Executive's employment is involuntarily terminated (other than discharge for cause as defined below), the Executive shall be entitled to receive, in a lump sum payable on the first day of the first calendar month following discontinuance of his employment due to involuntary termination, a cash payment in an amount equal to the Executive's W-2 income before salary deferrals over the twelve (12) months preceding the month of termination, excluding any one-time payment made to the Executive relating to the termination of his employment under his Employment Contract with Pacific Northwest Bank dated January 15, 1998.

      (b) If the Executive's employment is involuntarily terminated (other than discharge for cause as defined below) before a Change of Control but after the Board of Directors has authorized proceeding with negotiations which result in a Change of Control, the effective date of which is on or after October 17, 2001, the Executive shall be entitled to the severance benefits described in Paragraph 1(c), said benefits to be paid after the Change of Control actually occurs, less any amount paid under Paragraph 1(a) hereof.

      (c) If there is a Change of Control of the Company on or after October 17, 2001, and the Executive leaves the employment of the Company, whether voluntarily or involuntarily (other than discharge for cause as defined below), within twelve (12) months after such Change of Control, the Executive shall receive, in a lump sum payable on the first day of the first calendar month following discontinuance of his employment due to a Change of Control, a cash payment in an amount equal to two times the Executive's W-2 income before salary deferrals over the last twelve (12) months of his employment with the Company preceding the month in which the Change of Control occurs, excluding any one-time payment made to the Executive relating to the termination of his employment under his Employment Contract with Pacific Northwest Bank dated January 15, 1998. Payment under this Paragraph 1(c) shall be reduced by any amount paid the Executive under Paragraph 1(a), above.

    2.  Consideration.

      (a) The amounts paid to the Executive hereunder shall be considered severance pay in consideration of the past services he has rendered to the Company and in consideration of his continued service from the date hereof to his entitlement to those payments.

      (b) Once entitled to receive severance benefits under Paragraph (1) of this Agreement, the Executive shall have no duty to mitigate the obligation of the Company to make severance payments due by seeking other employment. Should the Executive actually receive compensation from any such other employment, the payments called for hereunder shall not be reduced or offset by any such future earnings.

    3.  Definition of "Change of Control".  A "Change of Control" of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions is satisfied:

      (a) Any individual, corporation (other than the Company), partnership, trust, association, pool, syndicate or any other entity or any group of persons acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, of securities of the Company possessing fifty percent (50%) or more of the voting power for the election of directors of the Company;

      (b) There shall be consummated any consolidation, merger, or other business combination involving the Company or the securities of the Company in which holders of voting securities of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Company (or, if the Company does not survive such transaction, voting securities of the corporation surviving such transaction) having less than sixty percent (60%) of the total voting power in an election of directors of the Company (or such other surviving corporation);

      (c) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director of the Company was approved by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who were directors of the Company at the beginning of any such period; or

      (d) There shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (on a consolidated basis) to a party which is not controlled by or under common control with the Company.

    4.  Discharge for Cause.  For purposes of this Agreement, the termination of the Executive's employment shall be deemed to have been made for cause only upon termination as a result of:

      (a) An act of dishonesty on the part of the Executive constituting a felony and resulting or intended to result directly or indirectly in gain or personal enrichment of the Executive at the expense of the Company;

      (b) A deliberate act of proven fraud having a material adverse impact on the business or consolidated financial condition or results of operations of the Company and its subsidiaries; or

      (c) The deliberate and continuing failure to comply with applicable laws and regulations having a material adverse impact on the business.

    5.  Termination of the Agreement.  This Agreement shall terminate if the Executive shall voluntarily resign, retire, become permanently and totally disabled, or die; provided, however, if the

Executive becomes permanently and totally disabled or dies after the Board of Directors has authorized proceeding with negotiations which result in a Change of Control or within twelve (12) months after a Change of Control, if the Executive is then employed by the Company, the Executive or his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, as the case may be, shall be entitled to receive the Change of Control payment under Paragraph 1(c) hereof.

    6.  Effect on Other Benefits.  The arrangements called for by this Agreement are not intended to have any effect on the Executive's participation in any other benefits available to executive personnel or to preclude other compensation or additional benefits as may be authorized by the Board of Directors from time to time.

    7.  Limitations on Payments Related to Severance Benefits.  The following apply, notwithstanding any other provision of this Agreement:

      (a) The severance benefits payable under Paragraph 1 shall not exceed an amount that would cause it to be a "parachute payment" within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code; and

      (b) The Company shall not be obligated to make, and the Executive shall not be entitled to, any payment under this Agreement if such payment would constitute a "golden parachute" payment prohibited by 12 U.S.C. 1828(k) or 12 CFR §359.0 et seq. The Company shall have no liability to the Executive under or in relation to this Agreement should any payment be deemed a prohibited "golden parachute" payment.

    8.  Confidentiality and Noncompetition.

      (a)  Confidentiality.  From the date of this Agreement the Executive will not, directly or indirectly, disclose to any third party not affiliated with the Company, Confidential Information of the Company and its subsidiaries and affiliates, except as to any of the Confidential Information which shall be or become in the public domain or shall be required to be disclosed by applicable laws or regulations, any judicial or administrative authority or stock exchange rule or regulation. For the purposes of this Paragraph 8(a), "Confidential Information" shall mean: (i) internal policies and procedures, (ii) financial information, (iii) marketing strategies, (iv) customer information, and (v) other non-public information relating to the Company's business or financial condition.

      (b)  Noncompetition.  During the one (1) year period following a Change of Control or a termination of Executive's employment resulting in Executive's right to receive the severance benefit under paragraph 1(a) hereof ("Restricted Period"), the Executive shall not engage in Competition with the Company. For purposes of this Paragraph 8(b), "Competition" shall mean the Executive engaging in or otherwise being a director, officer, employee, principal, agent, stockholders, member, owner or partner of, or permitting his name to be used in connection with the activities of any business or organization in the financial services industry in direct competition with the Company, but shall not preclude the Executive becoming the registered or beneficial owner of up to two percent (2%) of any class of capital stock of any such corporation which is registered under the Securities Exchange Act of 1934, as amended, provided the Executive does not actively participate in the business of such corporation until expiration of the Restricted Period.

    9.  Assignment.

      (a)  By the Company.  This Agreement may and shall be assigned or transferred to, and shall be binding upon and inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this

  Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation or business entity that at any time causes a Change of Control as described in Paragraph 3. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder.

    Except as herein provided, the Company may not otherwise assign this Agreement.

      (b)  By the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors and administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisees, legatee or other designee, or, in the absence of such designee, to the Executive's estate. This Agreement is not otherwise assignable by the Executive.

    10.  Jurisdiction/Venue/Mandatory Arbitration.  Any legal action brought to resolve disputes arising out of this Agreement, or any amendments thereto, shall be commenced in King County Superior Court in the state of Washington and shall be resolved in accordance with the Superior Court Mandatory Arbitration Rules and the King County Local Rules for Mandatory Arbitration, if any, with the parties agreeing to waive the jurisdictional limits. The decision of the arbitrator shall be binding on the parties, and the parties waive the right of de novo appeal from such decision.

    It is agreed that the arbitrator shall award to the prevailing or substantially prevailing party all fees incurred by such party with regard to such arbitration, including reasonable legal, accounting, and expert witness fees. If the arbitrator determines that there is no prevailing or substantially prevailing party, the reasonable legal, accounting, and expert witnesses fees shall be the responsibility of each party.

    11.  Miscellaneous.

      (a)  Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

      (b)  Entire Agreement.  This Agreement supersedes any prior agreements or understandings, oral or written, between the Executive and the Company, with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect thereto.

      (c)  Modification.  This Agreement shall not be varied, altered, modified, canceled, changed or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

      (d)  Severability.  In the event any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provision of this Agreement shall be unaffected thereby and shall remain in full force and effect.

      (e)  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

      (f)  Tax Withholding.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

      (g)  Beneficiaries.  The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee. The Executive may make or change such designation at any time.

      (h)  Governing Law.  To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Washington.

    IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement, as of the day and year first above written.

PACIFIC NORTHWEST BANCORP
By:	/s/ STEPHEN M. WALDEN
/s/ PATRICK M. FAHEY PATRICK M. FAHEY

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SEVERANCE/CHANGE OF CONTROL AGREEMENT Patrick M. Fahey